Exhibit 5.1

Craig M. Fischer
Partner
Direct Dial: 716.848.1266
Direct Fax: 716.819.4771
cfischer@hodgsonruss.com

May 26, 2021

Astronics Corporation
130 Commerce Way
East Aurora, New York 14052

Ladies and Gentlemen:

Re:	Registration Statement on Form S-8 (File No. 333- )

    We are delivering this opinion at your request in connection with the registration by Astronics Corporation, a New York corporation (the “Company”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of (i) 1,387,734 shares of Common Stock, with a par value of $0.01 per share (ii) 1,387,734 shares of Class B Common Stock, with a par value of $0.01 per share (such shares of Common Stock and Class B Common Stock being collectively, the “Shares”), for issuance and sale pursuant to the above-referenced registration statement (the “Registration Statement”) under the Astronics Corporation Amended and Restated 2017 Long Term Incentive Plan (the “Plan”).

    The opinion set forth in this letter is based upon (1) our review of originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of (a) the Registration Statement as filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2021, (b) the Plan, (c) the Company’s Restated Certificate of Incorporation, as amended, (d) the Company’s By-laws, as amended, (e) Resolutions adopted by the Board of Directors of the Company on March 30, 2021 and May 24, 2021, and (f) such records of the Company and certificates of officers of the Company and of public officials and such documents as we have deemed relevant and necessary as the basis for the opinions set forth below (items 1(a) through 1(f) being collectively the “Reviewed Documents”) and (2) our review of such published sources of law as we have deemed necessary.

    We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the accuracy on the date of this letter as well as the date made of each statement as to any factual matter contained in any of the Reviewed Documents, (c) the genuineness of each signature on any of the Reviewed Documents, the completeness of each of the Reviewed Documents, the authenticity of each of the Reviewed Documents submitted to us as an original, the conformity to the original of each of the Reviewed Documents submitted to us as a copy or retrieved from the Commission’s EDGAR database and the authenticity of the original of each of the Reviewed Documents submitted to us as a copy or retrieved from the Commission’s EDGAR database and (d) that, when issued in accordance with the Plan, appropriate certificates complying with applicable law evidencing the Shares will be properly executed or the Shares will be uncertificated shares complying with applicable law.

    Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and when the Shares are issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

    We express no opinion as to the law of any jurisdiction other than the laws of the State of New York.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

HODGSON RUSS LLP

By: _/s/ Craig M. Fischer__________________
Craig M. Fischer